Media General Reports Third-Quarter 2012 Results

RICHMOND, Va., Oct. 17, 2012 /PRNewswire/ -- Media General, Inc. (NYSE: MEG), a broadcast television and digital media company, today reported operating income for the third quarter of 2012 of $22.5 million, compared with $4.8 million in the 2011 third quarter. The current quarter included corporate severance expense of $3.3 million, the absence of $1.9 million in expense savings last year from a company-wide furlough program and higher sales costs related to significantly increased revenues this year. Net loss in the third quarter was $30.3 million, or $1.34 per share, including $17.3 million of debt extinguishment costs and a loss of $11.9 million related to discontinued operations. Net loss in the 2011 third quarter was $29.8 million, or $1.32 per share, including a newspaper impairment writedown reflected in discontinued operations.

Marshall N. Morton, president and chief executive officer of Media General, said, "Operating income was more than four times last year, mostly driven by a nearly 42% increase in revenues. Political revenues totaled nearly $20 million and reflected the strong positions of our television stations in their markets and the presence of six Media General stations in presidential battleground states. Our eight NBC stations generated a record $15.5 million of revenues from the Summer Olympics, capitalizing on record viewership for the London games. Gross time sales, excluding Political revenues, increased 16.8% in the third quarter, reflecting growth in several major advertising categories and the strength of the Olympics advertising."

Broadcast cash flow more than doubled to $40.8 million in the 2012 third quarter, compared with $19.3 million last year. Broadcast cash flow margin in the current quarter was 43.5%, compared with 29.1% last year.

Total revenues in the third quarter increased approximately $28 million to $93.8 million this year, compared with $66.1 million last year. Local gross time sales increased nearly 16% to $47.4 million. National gross time sales grew 19.2% to nearly $25 million. The largest advertising category, automotive, increased 45% due, in part, to comparisons against last year's weak spending following Japan's tsunami and to the strength of Olympic advertising this year. Other key categories growing in the quarter were financial, grocery, travel, telecommunications and medical. Categories that declined included restaurants and department stores.

Cable and satellite retransmission fees rose nearly 80% to $9.4 million in the quarter, as a result of contract renewals that reflected competitive market rates.

TV station websites generated $2.6 million in advertising revenues, up 20.7% from last year, driven primarily by Local advertising, which grew 28%. Total digital audience growth continued, including robust activity from mobile devices. Unique visitors and page views from mobile devices each increased by 68% in the third quarter, while unique visitors from desktops grew 13%.

Station operating costs increased 12.1% in the current quarter, mostly due to higher sales commissions related to increased revenues and the absence of $1.2 million in expense savings from last year's furlough program. Corporate expense this year was $6.4 million, compared with $7 million last year. The decrease in the current year is primarily due to a corporate staffing reduction that was effectuated progressively through the quarter, offset by the absence of last year's furlough savings.

Total interest expense in the third quarter was $20.2 million, of which $2.4 million was non-cash, compared with $16 million last year.

Noncash tax expense was $3.4 million in the third quarter, compared with $847,000 in the prior year. Both periods reflected noncash tax expense related to the company's "naked credit" issue, as previously discussed in the company's 2011 Form 10-K.

EBITDA from continuing operations (income before interest, debt modification and extinguishment costs, taxes, and depreciation and amortization) was $28.5 million, compared with $12.1 million in the 2011 period.

Media General provides the non-GAAP financial metrics: Broadcast cash flow, EBITDA from continuing operations, After-tax cash flow from continuing operations, and Free cash flow. The company believes these metrics are alternative measures used by lenders, investors, financial analysts and rating agencies to evaluate a company's ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Guidance

Media General provided the following guidance:

For the fourth quarter, the company expects total revenues to increase 25-28% over last year.

For the full year 2012, the company expects that cash provided by operations will be used to make interest payments of $65 million, capital expenditures of $15 million and retirement plan contributions of $9 million. The pension contribution is down from our previous guidance of $13 million, due to the relief provided by this year by Congress.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company's publicly available reports filed with the Securities and Exchange Commission. Media General's future performance could differ materially from its current expectations.

Conference Call, Webcast and Financial Statements

The company will hold a conference call with financial analysts today at 11 a.m. ET. To dial in to the call, listeners may call 1-866-788-0539 about 10 minutes prior to the 11 a.m. start. The participant passcode is "Media General."

Listeners may also access a live webcast by logging on to www.mediageneral.com and clicking on the "Live Webcast" link on the homepage about 10 minutes in advance. A replay of the webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. today, and ending at 11:59 p.m. on October 25, 2012, by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 57846918.

About Media General

Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms. The company's stations serve consumers and advertisers in strong local markets, primarily in the Southeast. Media General's network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station. Six of the company's stations operate in the Top 40 markets in the United States. Media General's stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households. Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate. Today, WFLA is the company's largest TV station, operating in the 14th largest DMA in the United States.

Contact Media General

Additional information about Media General is available on its web site www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 649-6103 or lnabhan@mediageneral.com.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 23,	September 25,	September 23,	September 25,
(Unaudited, in thousands except per share amounts)	2012	2011	2012	2011

Station revenue (less agency commissions)	$ 93,752	$ 66,076	$ 251,064	$ 202,730

Operating costs:
Station production expenses	31,458	27,726	92,359	86,103
Station selling, general, and administrative expenses	21,505	19,497	63,473	60,854
Corporate and other expenses	12,093	7,082	31,604	24,070
Depreciation and software amortization	5,533	5,811	17,124	17,399
Amortization of intangible assets	442	1,314	2,196	3,940
(Gain) loss on disposal of assets, net	218	(137)	(32)	236
Total operating costs	71,249	61,293	206,724	192,602

Operating income	22,503	4,783	44,340	10,128

Other income (expense):
Interest expense	(20,220)	(16,034)	(57,028)	(49,787)
Debt modification and extinguishment costs	(17,318)	---	(35,415)	---
Other, net	40	219	452	688
Total other expense	(37,498)	(15,815)	(91,991)	(49,099)

Loss from continuing operations before income taxes	(14,995)	(11,032)	(47,651)	(38,971)

Income tax expense	3,406	847	10,223	6,001

Loss from continuing operations	(18,401)	(11,879)	(57,874)	(44,972)
Discontinued operations:
Loss from discontinued operations (net of tax)	(1,038)	(17,953)	(10,588)	(26,046)
Loss related to divestiture of discontinued operations (net of tax)	(10,894)	---	(142,591)	---
Net loss	$ (30,333)	$ (29,832)	$ (211,053)	$ (71,018)

Net loss per common share - assuming dilution:
Loss from continuing operations	$ (0.81)	$ (0.53)	$ (2.56)	$ (2.00)
Discontinued operations	(0.53)	(0.79)	(6.79)	(1.16)
Net loss per common share - basic and diluted	$ (1.34)	$ (1.32)	$ (9.35)	$ (3.16)

Weighted-average common shares outstanding:
Basic and diluted [1]	22,593	22,517	22,570	22,469

[1]

Subsequent to the end of the third quarter, Berkshire Hathaway exercised warrants to purchase 4,646,220 shares of the Company's Class A common stock.  Consequently, these shares were not included in the determination of basic weighted-average shares for the three-months and nine-months ended September 23, 2012.

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	September 23,	December 25,
(Unaudited, in thousands)	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$ 28,450	$ 23,108
Accounts receivable - net	61,595	58,587
Other	26,125	17,424
Assets of discontinued operations	10,552	333,329
Total current assets	126,722	432,448

Other assets	37,955	28,277

Property, plant and equipment - net	161,445	175,276

Goodwill and other intangibles - net	447,844	450,040

Total assets	$ 773,966	$ 1,086,041

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 14,753	$ 16,527
Accrued expenses and other liabilities	66,965	46,472
Liabilities of discontinued operations	9,535	38,716
Total current liabilities	91,253	101,715

Long-term debt	551,337	658,199

Deferred income taxes	56,241	45,954

Other liabilities and deferred credits	235,046	246,220

Stockholders' equity (deficit)	(159,911)	33,953

Total liabilities and stockholders' equity (deficit)	$ 773,966	$ 1,086,041

SUPPLEMENTAL INFORMATION

Media General, Inc.
Selected Revenue Categories

	Thirteen Weeks Ending			Thirty-Nine Weeks Ending
	September 23,	September 25,		September 23,	September 25,
(Unaudited, in thousands)	2012	2011	% Change	2012	2011	% Change
Local (gross)	$ 47,370	$ 40,992	15.6%	$ 136,690	$ 128,540	6.3%
National (gross)	24,872	20,858	19.2%	69,309	63,786	8.7%
Political	19,568	1,328	---	33,224	2,107	---
Cable/Satellite (retransmission) fees	9,355	5,268	77.6%	27,718	15,971	73.6%
Digital (local website revenues)	2,649	2,195	20.7%	7,178	6,071	18.2%

Broadcast Cash Flow

	Thirteen Weeks Ending			Thirty-Nine Weeks Ending
	September 23,	September 25,		September 23,	September 25,
(Unaudited, in thousands)	2012	2011		2012	2011

Operating income	22,503	4,783		44,340	10,128
Add:
Corporate and other expenses	12,093	7,082		31,604	24,070
Depreciation and software amortization	5,533	5,811		17,124	17,399
Amortization of intangible assets	442	1,314		2,196	3,940
(Gain) loss on disposal of assets, net	218	(137)		(32)	236
Amortization of broadcast film rights	2,616	4,360		7,754	13,732
Less:
Payments for broadcast film rights	2,610	3,961		7,654	13,404
Broadcast cash flow	40,795	19,252		95,332	56,101

SUPPLEMENTAL INFORMATION

Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 23,	September 25,	September 23,	September 25,
(Unaudited, in thousands)	2012	2011	2012	2011

Loss from continuing operations	$ (18,401)	$ (11,879)	$ (57,874)	$ (44,972)
Interest	20,220	16,034	57,028	49,787
Debt modification and extinguishment costs	17,318	-	35,415	-
Depreciation and software amortization	5,533	5,811	17,124	17,399
Amortization of intangible assets	442	1,314	2,196	3,940
Taxes	3,406	847	10,223	6,001

EBITDA from continuing operations	$ 28,518	$ 12,127	$ 64,112	$ 32,155

Loss from continuing operations	$ (18,401)	$ (11,879)	$ (57,874)	$ (44,972)
Taxes *	3,406	847	10,223	6,001
Depreciation and software amortization	5,533	5,811	17,124	17,399
Amortization of intangible assets	442	1,314	2,196	3,940

After-tax cash flow from continuing operations	$ (9,020)	$ (3,907)	$ (28,331)	$ (17,632)

After-tax cash flow from continuing operations	$ (9,020)	$ (3,907)	$ (28,331)	$ (17,632)
Capital expenditures	3,010	5,102	7,263	15,681

Free cash flow	$ (12,030)	$ (9,009)	$ (35,594)	$ (33,313)
*	The Company's income taxes are non-cash in nature and have been added back accordingly.
	See 2011 Form 10-K for further discussion.

Corporate and other expenses

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	September 23,	September 25,	September 23,	September 25,
(Unaudited, in thousands)	2012	2011	2012	2011
Corporate (excluding depreciation and amortization)	$ 6,363	$ 6,951	$ 22,099	$ 22,894
Corporate severance	3,319	-	3,445	78
Incentive compensation (including stations)	1,505	(427)	4,349	(165)
Other operating expenses	906	558	1,711	1,263
Corporate and other expenses	$ 12,093	$ 7,082	$ 31,604	$ 24,070